[LOGO] NATIONAL TECHNICAL SYSTEMS                                www.ntscorp.com



NEWS RELEASE for December. 13, 2007 7:30am EDT
----------------------------------------------


Contact:   BPC Financial Marketing           National Technical Systems
           John Baldissera                   Raffy Lorentzian, Sr. V.P. & C.F.O.
           800-368-1217                      Tel: (818)591-0776
                                             Executive Office
                                             24007 Ventura Boulevard
                                             Calabasas, California  91302

                NATIONAL TECHNICAL SYSTEMS ANNOUNCES FISCAL 2008
                       THIRD QUARTER, NINE MONTHS RESULTS


Calabasas,  CA - December 13, 2007  -National  Technical  Systems Inc.  (NASDAQ:
NTSC) (NTS), a leading provider of engineering and evaluation services, announced today results for its fiscal 2008 third quarter and nine months ended October 31, 2007.

      Net income for the fiscal 2008 third quarter increased 54.3% to $631,000 as compared to $409,000 for the same period in the prior year with corresponding diluted earnings per share of $0.07 in the current period compared to $0.04 for the same quarter in the prior year. Net income for the nine months ended October 31, 2007 increased 97.6% to $1,992,000 as compared to $1,008,000 for the same period in the prior year with corresponding diluted earnings per share of $0.21 in the current period compared to $0.11 for the same period in the prior year.

      Total revenues for the fiscal 2008 third quarter increased 4.0% to $31.0 million, compared to $29.8 million for the same period in the prior year. Total revenues for the nine months ended October 31, 2007 increased 6.3% to $91.8 million, compared to $86.4 million for the same period in the prior year.

      Gross profit increased 12.4% to $7,705,000 in the current quarter compared to $6,855,000 for the same period in the prior year. Gross profit for the nine months ended October 31, 2007 increased 16.1% to $22,849,000 compared to $19,672,000 for the same period in the prior year.

      "Results this quarter remained strong. Our core business is very healthy, particularly in the aerospace and military markets, and we are strategically investing in growth opportunities, which will enable us to build on our successes and contribute to continued revenue and earnings growth" said CEO, William C. McGinnis. "This significant increase in our bottom line is a testament to the outstanding execution by our sales, customer service
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and operations  teams,  that provide added value to our customers and ensure NTS is the preferred choice for all engineering and testing solutions for our customers." McGinnis added: "I am extremely pleased with the recent acquisition of United States Test Laboratory, which is primarily in the business of testing soft body armor. There is a strong demand for personnel protection equipment and we believe that NTS is now uniquely positioned to expand this offering into a wider specialized armor service offering and create added revenue and earnings growth for the Company."

      Revenues from Engineering & Evaluation (E&E) for the fiscal 2008 third quarter increased 12.7% to $23.3 million, compared to $20.7 million for the same period in the prior year. For the nine months ended October 31, 2007, revenues increased 14.4% to $67.6 million, compared to $59.1 million for the same period in the prior year. The year-over-year increase in revenues was primarily due to strong revenues in the defense and aerospace markets. Operating income in the E&E segment increased 54.1% to $1,760,000 in the current quarter, compared to $1,142,000 for the same period in the prior year. For the nine months ended October 31, 2007, operating income increased 66.4% to $4,755,000, compared to $2,857,000 for the same period in the prior year.

      Revenues from Technical Solutions for the fiscal 2008 third quarter were $7.7 million compared to $9.1 million for the year-earlier period. The Company is in the process of changing its business model in this segment to an Engineering Solutions model, providing its clients with resources and solutions from product concept to market entry by leveraging the E&E aerospace, defense and telecommunications customers and aligning its services with the E&E sales team's offerings. The Company has recently added additional executive management to execute on this plan. For the nine months ended October 31, 2007, revenues decreased 11.2% to $24.3 million, compared to $27.3 million for the same period in the prior year. Operating loss in the Technical Solutions segment was $127,000 in the current quarter compared to operating income of $136,000 for the year-earlier period. For the nine months ended October 31, 2007, operating income decreased $205,000 to $11,000 from $216,000 for the same period in the prior year.

Conference Call

      NTS is conducting a conference call to review the financial results today at 10:00 AM Pacific Time (11:00 AM Mountain Time, 12:00 PM Central Time, 1:00 PM Eastern Time). The dial-in number for the call is 1-800-257-2182. A live web cast of the call can be accessed at www.ntscorp.com (Investors page).

About National Technical Systems, Inc.

National Technical Systems, Inc. is a leading provider of engineering and evaluation services to the defense, aerospace, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.ntscorp.com or call 800-270-2516.

Cautionary  Note Regarding  Forward-Looking  Statements:

The  statements  in this press  release that relate to future  plans,  events or
performance,   are   forward-looking   statements   that   involve   risks   and
uncertainties,  including  risks  associated  with  uncertainties
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pertaining to customer orders, demand for services and products,  development of markets for the company's services and products and other risks identified in the company's SEC filings, and in particular its Annual Report on Form 10-K. Actual results, events and performance may differ materially, including the continuing demand for personal protection equipment and the testing of same. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no
obligation   to  release   publicly  the  result  of  any   revisions  to  these
forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                      ###

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income


                                                              Three Months Ended                Nine Months Ended
                                                                 October 31,                       October 31,
                                                           2007             2006             2007                2006
                                                   ---------------    ---------------  ----------------------------------

Net revenues                                       $  31,003,000      $  29,809,000    $  91,832,000     $   86,398,000

Cost of sales                                         23,298,000         22,954,000       68,983,000         66,726,000
                                                   ---------------    ---------------  ----------------------------------
     Gross profit                                      7,705,000          6,855,000       22,849,000         19,672,000


Selling, general and administrative expense            6,064,000          5,634,000       18,146,000         16,791,000
Equity loss (income) from non-consolidated
subsidiary                                                 8,000            (57,000)         (63,000)          (192,000)
                                                   ---------------    ---------------  ----------------------------------
   Operating income                                    1,633,000          1,278,000        4,766,000          3,073,000

Other income (expense):
   Interest expense, net                                (448,000)          (500,000)      (1,380,000)        (1,312,000)
   Other (expense) income, net                            (6,000)            42,000          121,000            171,000
                                                   ---------------    ---------------  ----------------------------------
Total other expense, net                                (454,000)          (458,000)      (1,259,000)        (1,141,000)

Income before income taxes and minority interest       1,179,000          820,000          3,507,000          1,932,000

Income taxes                                             527,000            375,000        1,469,000            849,000
                                                   ---------------    ---------------  ----------------------------------
Income before minority interest                          652,000            445,000        2,038,000          1,083,000


Minority interest                                        (21,000)           (36,000)         (46,000)           (75,000)
                                                   ---------------    ---------------  ----------------------------------

Net income                                         $     631,000      $     409,000        1,992,000     $    1,008,000
                                                   ===============    ===============  ==================================
Net income per common share:

  Basic                                            $        0.07      $        0.05    $        0.23     $         0.12
                                                   ===============    ===============  ==================================
  Diluted                                          $        0.07      $        0.04    $        0.21     $         0.11
                                                   ===============    ===============  ==================================

Weighted average common shares outstanding             8,822,000          8,676,000        8,782,000          8,704,000

Dilutive effect of stock options                         711,000            819,000          653,000            822,000
                                                   ---------------    ---------------  ----------------------------------
Weighted average common shares outstanding,
  assuming dilution                                    9,533,000          9,495,000        9,435,000          9,526,000
                                                   ===============    ===============  ==================================